/CORRECTION — Fushi Copperweld, Inc./

In the news release, "Fushi Copperweld Reports First Quarter 2010 Financial Results," issued earlier today by Fushi Copperweld, Inc. over PR Newswire, we are advised by the company that the estimated weighted average diluted share count discussed in the first sentence of the only paragraph from the section titled "Outlook" was incorrect and instead should read, "Based on current business trends, the Company expects adjusted fully diluted earnings per share to be between $0.32 and $0.34 for the second quarter and to be between $1.23 and $1.28 for the 2010 full-year period, based on estimated weighted average diluted share counts of 37.9 million and 37.2 million, for the 2010 second quarter and full-year periods, respectively," rather than, "Based on current business trends, the Company expects adjusted fully diluted earnings per share to be between $0.32 and $0.34 for the second quarter and to be between $1.23 and $1.28 for the 2010 full-year period, based on an estimated weighted average diluted share count of 35.3 million shares for both periods," as originally issued inadvertently. All other information in the release, including all other information relating to the Company's guidance for the 2010 second quarter and full year periods, is accurate. The complete corrected release follows.

Fushi Copperweld Reports First Quarter 2010 Financial Results

DALIAN, China, May 4 /PRNewswire-Asia-FirstCall/ — Fushi Copperweld, Inc. (Nasdaq: FSIN), the leading global manufacturer and innovator of copper-clad bimetallic wire used in a variety of telecommunication, utility, transportation and other electrical applications, today announced financial results for the first quarter ended March 31, 2010.

First Quarter Highlights

—	GAAP net income increased 137.7% to $7.4M, or $0.21 per diluted share
—	Adjusted net income increased 148.3% to $10.2M, or $0.29 per diluted share
—	Metric tons shipped at Dalian location increased 13.3% compared to first quarter 2009
—	Gross profit increased 99.4% to $17.8 million, or 29.9% of revenues
—	Cash position at quarter end remains strong at $78.5 million

Revenues for the first quarter of 2010 increased 68.9% to $59.5 million, up from $35.3 million in the prior year quarter. The $24.2 million increase in net sales was primarily driven by a 48.2% increase in average selling price and a 14.0% increase in volumes, as measured by metric tons of copper-clad products sold compared to the first quarter of 2009. Outside of organic growth, acquisitions contributed $4.3 million during the quarter.  Volume at the Company's Dalian and Fayetteville cladding facilities increased 13.3% and 14.9%, respectively, compared to the first quarter 2009.

Gross profit in the first quarter increased 99.4% year-over-year to $17.8 million from $8.9 million a year ago. Consolidated gross margin increased to 29.9% from 25.4% in the prior year period, driven by stronger demand, higher capacity utilization, and improved product mix. Gross margin for the Company's Dalian facility increased to 35.3% from 32.9%, while gross margin for the Company's Fayetteville, TN facility improved substantially to 12.4%, up from 2.4% in the prior year quarter.

Operating expenses in the first quarter increased slightly to $5.0 million, compared to $4.3 million in the prior year's quarter. This increase was due to slightly higher G&A costs resulting from increased volumes. On a percentage basis, operating expenses decreased 371 basis points to 8.4% of revenues, down from 12.1% in the first quarter of 2009.

During the quarter, the Company successfully completed a secondary offering of 7.5 million shares of common stock, generating net proceeds of over $55 million. A portion of these proceeds was used to retire the Company's long-term debt, and the one-time loss in retiring this debt totaled $2.4 million ($1.6 million net of tax), or $0.07 per diluted share ($0.04 net of tax). Simultaneously, the Company terminated the cross currency interest rate swap, a derivative the Company used as a hedging instrument related to this long-term debt, and as a result recognized a realized loss of $6.7 million ($4.4 million net of tax), or $0.19 per diluted share ($0.12 net of tax) during the period. The termination of this swap enabled the Company to mitigate the risk of an appreciation in the renminbi. Lastly, during the first quarter the Company completed its previously announced acquisition of Dalian Jinchuan and recognized a one-time non-cash gain of $3.3 million, or $0.09 per diluted share as the fair market value of Dalian Jinchuan's assets exceeded the purchase price.

On a GAAP basis, net income for the 2010 first quarter was $7.4 million, or $0.21 per diluted share. This compares with net income of $3.1 million, or $0.11 per diluted share, in the first quarter of 2009. GAAP results included the one-time items discussed above, as well as: (1) $0.2 million in stock based compensation, and (2) $3.1 million income tax benefit on stock based compensation and on one-time items associated with losses from the debt extinguishment and swap settlement.

Excluding all non-cash gains and expenses and one-time, non-recurring losses, adjusted net income was $10.2 million or $0.29 per diluted share in the first quarter of 2010, compared to adjusted net income of $4.1 million or $0.15 per diluted share, in the prior year first quarter.

During the quarter, the Company generated $7.9 million of cash flow from operations, an $8.9 million increase over the same period in the previous year. The Company's cash position at the end of the first quarter was $78.5 million while the Company's long-term debt position was $0.1 million, compared to debt of $32.7 million at December 31, 2009. Accounts receivables at March 31, 2010 were $57.0 million, compared to $67.3 million on December 31, 2009, a decrease of 15.3%.

Mr. Joe Longever, co-Chief Executive Officer of Fushi Copperweld, commented, "We are pleased to have exceeded our guidance for the quarter, driven by higher volumes throughout our global locations, particularly in China, despite it being a traditionally slower quarter for our business. In addition, the combination of improving global demand and the cost reduction actions we have taken enabled our facility in Fayetteville to contribute to our success, both from a revenue as well as an earnings perspective during the quarter, as we expected. We look forward to this trend continuing as infrastructure investment becomes increasingly important to countries around the world and the global economic climate continues to improve."

Mr. Longever continued, "We are encouraged by prospects in our markets, as the ongoing build-out of telecommunication and electrical utility infrastructure across China and other opportunities globally continue to drive sales volume increases. During the quarter we achieved a number of milestones that combined to improve our profitability, get us closer to our customers, broaden our product line and enhance our financial flexibility going forward. All of these serve to reinforce our strategic goal of providing a highly engineered bimetallic wire as an alternative to solid copper at a compelling price and with a faster turnaround time. We see a number of opportunities for continued growth across all our markets and geographies and look forward to capitalizing on these in 2010 and beyond."

Outlook

Based on current business trends, the Company expects adjusted fully diluted earnings per share to be between $0.32 and $0.34 for the second quarter and to be between $1.23 and $1.28 for the 2010 full-year period, based on estimated weighted average diluted share counts of 37.9 million and 37.2 million, for the 2010 second quarter and full-year periods, respectively. This expectation is based on the assumption that the effective tax rate at the consolidated level will be 13% for the remainder of 2010. The Company expects profitability in subsequent quarters to improve due to higher seasonal revenue levels, continued increases in capacity utilization at the Fayetteville facility as a result of improving end market demand, and continued incentives from China's ongoing infrastructure buildout.

Conference Call

The Company will conduct a conference call to discuss the first quarter 2010 results today, Tuesday, May 4, 2010, at 8:30 am ET. To participate, the conference call may be directly accessed from the U.S. and Canada at 1-866-358-0069 and accessed internationally at 1-416-641-6151.  A live webcast of the conference call will also be available at http://www.fushicopperweld.com on the Investor Relations section. A replay of the call will be available at http://www.fushicopperweld.com on the Investor Relations section or from May 4, 2010 to May 14, 2010 by telephone. Listeners may access the replay by dialing +1-416-695-5800; passcode: 2636737.

Reconciliation of Non-GAAP Financial Measures

Our net income was materially impacted by certain non-cash expenses and gains and one-time events. To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use EPS as adjusted for the impact of one-time non-cash loss related to the extinguishment of the long-term debt, realized one-time loss related to the extinguishment of the derivative hedging instrument and the one-time non-cash gain on acquisition. These Company-defined adjusted measures are being provided because management believes they are useful in analyzing the underlying operating performance of the business. These measures may be inconsistent with similar measures presented by other companies and should only be used in conjunction with our results reported according to accounting principles generally accepted in the United States. A reconciliation of earnings per share as reported and operating income as reported to adjusted non-GAAP earnings per share and adjusted non-GAAP operating income follows.

	Q1 2010	Q1 2009

GAAP Net Income	7,370,760	3,100,917

Non-cash Expense:
Change in fair value of derivative liability - conversion option	—	539,037
Change in fair value of derivative liability - warrant	—	63,238
Loss (gain) on debt extinguishment	—	—
Stock-based compensation	193,057	590,868
Total Non-cash Expense	193,057	1,193,143

Onetime Non-occurring Items:
Bargain purchase gain (Jinchuan acquisition)	(3,305,013)	—
Loss (gain) on debt extinguishment	2,395,778	—
Loss on derivative instrument settlement	6,650,000	—
Total One-time Non-occurring Items	5,740,765	—

Provision for income tax	(3,141,204)	(200,895)
Adjusted Non-GAAP Net income	10,163,378	4,093,165

GAAP Earnings per Share:
Basic	0.21	0.11
Diluted	0.21	0.11

Non-GAAP Earnings per Share:
Basic	0.29	0.15
Diluted	0.29	0.15

About Fushi Copperweld

Fushi Copperweld Inc., through its wholly owned subsidiaries, Fushi International (Dalian) Bimetallic Cable Co. Ltd., and Copperweld Bimetallics LLC, is the leading manufacturer and innovator of copper-clad bimetallic engineered conductor products for electrical, telecommunications, transportation, utilities and industrial applications. With extensive design and production capabilities, and a long-standing dedication to customer service, Fushi Copperweld is the preferred choice for bimetallic products worldwide.

Safe Harbor Statement

This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements. Forward-looking statements can be identified by the use of forward-looking terminology such as "will" "believes", "expects" or similar expressions. These forward-looking statements may also include statements about our proposed discussions related to our business or growth strategy, which is subject to change. Such information is based upon expectations of our management that were reasonable when made but may prove to be incorrect. All of such assumptions are inherently subject to uncertainties and contingencies beyond our control and upon assumptions with respect to future business decisions, which are subject to change. We do not undertake to update the forward-looking statements contained in this press release. For a description of the risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, see our most recent Annual Report filed with the Securities and Exchange Commission (SEC) on Form 10-K, and our subsequent SEC filings. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at www.sec.gov.

For more information, please contact:

Investors
Nathan J. Anderson, VP/Finance
Fushi Copperweld Inc.
Phone +1-931-433-0482
Email: IR@fushicopperweld.com
Web: www.fushicopperweld.com

Media
Thomas Horton, Director of Global Marketing
Fushi Copperweld Inc.
Phone: +1-615-428-3333
Email: thorton@fushicopperweld.com

FUSHI COPPERWELD, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
FOR THE THREE MONTHS ENDED MARCH 31, 2010 AND 2009
(UNAUDITED)

	2010	2009

REVENUES	$59,549,842	$35,256,536

COST OF GOODS SOLD	41,728,576	26,317,161

GROSS PROFIT	17,821,266	8,939,375

OPERATING EXPENSES
Selling expenses	1,251,962	1,202,147
General and administrative expenses	3,757,874	3,070,242
Total operating expenses	5,009,836	4,272,389

INCOME FROM OPERATIONS	12,811,430	4,666,986

OTHER INCOME (EXPENSE)

Interest income	192,790	83,617
Interest expense	(508,482)	(1,470,868)
Bargain purchase gain	3,305,013	—
Loss on cross currency hedge	(753,666)	(166,410)
Loss on derivative instrument settlement	(6,650,000)	—
Loss on debt extinguishment	(2,395,778)	—
Change in fair value of derivative liability - warrants	—	(63,238)
Change in fair value of derivative liability - conversion option	—	(539,037)
Other expense, net	(141,072)	(106,349)
Total other expense, net	(6,951,195)	(2,262,285)

INCOME BEFORE INCOME TAXES	5,860,235	2,404,701

BENEFIT FOR INCOME TAXES	1,510,525	696,216

NET INCOME	7,370,760	3,100,917

OTHER COMPREHENSIVE INCOME (LOSS)
Foreign currency translation adjustment	(124,739)	(393,908)
Change in fair value of derivative instrument	882,527	(2,762,129)
Reclassification of change in cash flow hedge to earnings	6,650,000	—

COMPREHENSIVE INCOME (LOSS)	$14,778,548	$(55,120)

EARNINGS PER SHARE:
Basic	$0.21	$0.11
Diluted	$0.21	$0.11

WEIGHTED AVERAGE SHARES:
Basic	34,673,692	27,563,478
Diluted	35,309,847	27,695,464

FUSHI COPPERWELD, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
AS OF MARCH 31, 2010 AND DECEMBER 31, 2009

	March 31,	December 31,
	2010	2009
	Unaudited
ASSETS
CURRENT ASSETS:
Cash	$78,536,226	$60,597,849
Accounts receivable, trade, net of allowance of bad debt of $1,024,684 and $1,024,684 as of March 31, 2010 and December 31, 2009, respectively	56,966,163	67,284,600
Inventories	17,589,604	10,875,782
Notes receivables	196,222	122,972
Other receivables and prepaid expenses	1,285,661	1,137,566
Advances to suppliers	20,438,121	8,582,346
Deposit in derivative hedge	—	1,000,000
Total current assets	175,011,997	149,601,115

PLANT AND EQUIPMENT, net	125,677,015	117,385,566

OTHER ASSETS:
Advances to suppliers, non-current	970,356	1,356,404
Notes receivables, non-current	679,106	699,106
Intangible assets, net of accumulated amortization	13,495,302	11,924,056
Deferred loan expense, net	—	2,045,349
Deferred tax assets	15,168,955	11,722,469
Total other assets	30,313,719	27,747,384

Total assets	$331,002,731	$294,734,065

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Revolver line of credit	$—	$4,033,783
Accounts payable, trade	6,224,215	4,002,773
Notes payable, current	—	10,000,000
Other payables and accrued liabilities	3,328,446	3,928,374
Taxes payable	2,209,696	2,599,055
Cross currency hedge payable	—	436,702
Obligation under capital lease, current	74,030	71,503
Derivative instrument settlement payable, net	5,650,000	—
Total current liabilities	17,486,387	25,072,190

LONG-TERM LIABILITIES:
Notes payable, non-current	—	25,000,000
Obligation under capital lease, non-current	132,517	153,626
Fair value of derivative instrument	—	7,532,527
Total long-term liabilities	132,517	32,686,153

Total liabilities	17,618,904	57,758,343

COMMITMENTS AND CONTINGENCIES	5,075,000	—

SHAREHOLDERS' EQUITY:
Preferred stock, $0.001 par value, 5,000,000 shares authorized, none issued or outstanding as of March 31, 2010 and December 31, 2009	—	—
Common stock, $0.006 par value, 100,000,000 shares authorized, March 31, 2010: 37,248,672 shares issued and outstanding December 31, 2009: 29,772,780 shares issued and outstanding	223,493	178,638
Additional paid in capital	162,050,378	105,540,676
Statutory reserves	17,566,294	16,282,793
Retained earnings	103,371,007	97,283,748
Accumulated other comprehensive income	25,097,655	17,689,867
Total shareholders' equity	308,308,827	236,975,722

Total liabilities and shareholders' equity	$331,002,731	$294,734,065

FUSHI COPPERWELD, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2010 AND 2009
(UNAUDITED)

	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$7,370,760	$3,100,917
Adjustments to reconcile net income provided by (used in) operating activities:
Recovery of bad debt	—	(33,391)
Write-off of non-current advances to suppliers	525,445	—
Reserve for inventories	61,000	—
Depreciation	2,762,749	2,097,208
Deferred taxes	(3,446,486)	(1,626,528)
Amortization of intangible assets	122,487	119,076
Amortization of loan commission	249,571	272,450
Amortization of stock compensation expense	193,057	590,868
Loss on cross currency hedge	753,666	166,410
Loss on derivative instrument settlement	6,650,000	—
Loss on debt extinguishment	2,395,778	—
Bargain purchase gain	(3,305,013)	—
Change in fair value of derivative liability - conversion option	—	539,037
Change in fair value of derivative liability - warrants	—	63,238
Change in operating assets and liabilities:
Accounts receivable	12,546,261	5,377,902
Inventories	(5,335,454)	(12,585,925)
Notes receivables	(53,235)	73,884
Other receivables and prepayments	(162,514)	(168,913)
Advances to suppliers - current	(11,388,801)	5,880,363
Accounts payable	126,673	(1,814,721)
Other payables and accrued liabilities	(1,670,908)	(2,094,857)
Taxes payable	(506,088)	(975,566)
Net cash provided by (used in) operating activities	7,888,948	(1,018,548)

CASH FLOWS FROM INVESTING ACTIVITIES:
Payment for purchase of Jinchuan	(5,075,000)	—
Cash acquired from acquisition of Jinchuan	859,264	—
Payments on cross currency hedge payable	(1,190,368)	(114,580)
Purchases of property and equipment	(1,262,493)	(715,104)
Net of payments on prepayment of equipment	—	(4,715,293)
Net cash used in investing activities	(6,668,597)	(5,544,977)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net payments on revolver line of credit	(9,513)	(586,809)
Payoff of revolver line of credit	(4,024,270)	—
Payments on short-term bank loans	—	(17,553,600)
Payment on capital lease obligation	(18,582)	—
Payment of high yield notes payable	(35,600,000)	—
Proceeds on issuance of common stock	56,361,500	1,920,000
Net cash provided by (used in) financing activities	16,709,135	(16,220,409)

EFFECT OF EXCHANGE RATE ON CASH	8,891	(110,978)

CHANGE IN CASH	17,938,377	(22,894,912)

CASH, beginning of period	60,597,849	65,611,770

CASH, end of period	$78,536,226	$42,716,858

Supplemental cash flow disclosures:
Interest paid	$1,395,799	$1,950,860
Income tax paid	$1,802,931	$1,002,178

SOURCE Fushi Copperweld Inc.